Exhibit 4.3

LOGITECH INTERNATIONAL S.A.

1996 EMPLOYEE SHARE PURCHASE PLAN (U.S.)

1. Purpose. The Logitech International S.A. 1996 Employee Share Purchase Plan (U.S.) (the “Plan”) is established to provide eligible employees of Logitech International S.A. (the “Company”) and the other Participating Companies with an opportunity to acquire a proprietary interest in the Company by the purchase of the Company’s shares. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

An eligible employee of a Participating Company who participates in the Plan (a “Participant”) may withdraw such Participant’s accumulated payroll deductions at any time during an Offering Period (as defined below). Accordingly, each Participant is, in effect, granted an option pursuant to the Plan (a “Purchase Right”) which may or may not be exercised at the end of an Offering Period.

The term “Participating Company” means (a) the Company and (b) all present or future Subsidiaries of the Company, except Subsidiaries that have been excluded from the Plan by the Company. The excluded Subsidiaries are listed in Exhibit A, as it may be revised from time to time by the Company.

The term “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2. Administration. The Plan shall be administered by the Board of Directors of the Company (the “Board”) and/or by one or more committees duly appointed by the Board having such powers as shall be specified by the Board. Any subsequent references to the Board shall also mean each such committee if it has been appointed to the extent of the authority delegated to such committee. All questions of interpretation of the Plan or of any Purchase Rights shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan and/or any Purchase Right. Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of Purchase Rights granted pursuant to the Plan. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

3. Share Reserve. The maximum number of Shares which may be issued under the Plan shall be twelve million (12,000,000) Shares of the Company.1 The term “Shares” shall refer to the Registered Shares of the Company, and shall also refer, where appropriate and if applicable, to American Depositary Shares representing the Registered Shares of the Company. In the event that any Purchase Right for any reason expires or is terminated or cancelled, the Shares allocable to the unexercised portion of such Purchase Right may again be subjected to a Purchase Right.

4. Eligibility. Any employee of a Participating Company is eligible to participate in the Plan except the following:

(a) Employees whose customary employment with a Participating Company is not at least twenty (20) hours per week and more than five (5) months in any calendar year; and

(b) Employees who own or hold options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or any Subsidiary. For purposes of this subparagraph (b), the following rules shall apply:

(i)	Ownership of stock shall be determined after applying the attribution rules of Section 424(d) of the Code;

(ii)	Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and

(iii)	Each Participant shall be deemed to have the right to purchase 25,000 Shares under this Plan with respect to each Offering Period.

5. Offering Periods. Except as otherwise set forth below, the Plan shall be implemented by sequential offerings (individually an “Offering”) of six (6) months’ duration (an “Offering Period”). Offering Periods shall commence on each February 1 and August 1 and end on each July 31 and January 31.

Notwithstanding the foregoing, the Board may establish a different term for one (1) or more Offerings and/or different commencing dates and/or ending dates for such Offerings. The first day of an Offering Period shall be the “Offering Date” for such Offering Period. The last day of an Offering Period shall be the “Purchase Date” for such Offering Period.

[1]	This number reflects the initial reserve of 100,000 shares, a two-for-one stock split effective July 5, 2000, a ten-for-one stock split effective August 2, 2001, a 1,000,000-share increase approved by the Board on April 17, 2002, and by the Company’s shareholders on June 27, 2002, a two-for-one stock split effective June 30, 2005, and a two-for-one stock split effective July 14, 2006.

6. Participation in the Plan.

(a) Initial Participation. An eligible employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements as provided in paragraph 4 above and delivering to the Company not later than the close of business on the date seven (7) days prior to such Offering Date (the “Subscription Date”) a subscription agreement indicating the employee’s election to participate in the Plan and authorizing payroll deductions. An eligible employee who does not deliver a subscription agreement to the Company on or before the Subscription Date shall not participate in the Plan for that Offering Period or for any subsequent Offering Period, unless such eligible employee subsequently enrolls in the Plan by complying with the provisions of paragraph 4 above and by filing a subscription agreement with the Company on or before the Subscription Date for such subsequent Offering Period. The Company may, from time to time, change the Subscription Date as deemed advisable by the Company in its sole discretion for proper administration of the Plan.

(b) Continued Participation. Participation in the Plan shall continue until (i) the Participant ceases to be eligible as provided in paragraph 4 above, (ii) the Participant withdraws from the Plan pursuant to paragraph 10 below, or (iii) the Participant terminates employment as provided in paragraph 11 below. At the end of an Offering Period, each Participant in such terminating Offering Period shall automatically participate in the first subsequent Offering Period according to the same elections contained in the Participant’s subscription agreement effective for the Offering Period which has just ended, provided such Participant is still eligible to participate in the Plan as provided in paragraph 4 above. However, a Participant may file a subscription agreement with respect to such subsequent Offering Period if the Participant desires to change any of the Participant’s elections contained in the Participant’s then effective subscription agreement.

7. Purchase Price. The purchase price at which Shares may be acquired at the end of an Offering pursuant to the exercise of all or any portion of a Purchase Right granted under the Plan (the “Offering Exercise Price”) shall be set by the Board; provided, however, that the Offering Exercise Price shall not be less than eighty-five percent (85%) of the lesser of (a) the fair market value of the Shares on the Offering Date or (b) the fair market value of the Shares on the Purchase Date. Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Offering Exercise Price shall be eighty-five percent (85%) of the lesser of (a) the fair market value of the Shares on the Offering Date or (b) the fair market value of the Shares on the Purchase Date. For purposes of the Plan, the fair market value of Shares on the Offering Date or the Purchase Date shall be determined with reference to the last quoted price on the day of determination, on the Swiss Exchange in the case of Shares or on The NASDAQ National Market of The Nasdaq Stock Market in the case of American Depositary Shares representing Shares. If an Offering Date or Purchase Date is not a trading day on the applicable securities market, then the fair market value of Shares shall be determined with reference to the last quoted price on the last trading day preceding such Offering Date or Purchase Date. In the absence of any quotation on the Swiss Exchange or The NASDAQ National Market, the fair market value of Shares shall be determined in good faith by the Board for the date of determination. The Board from time to time may use an exchange ratio of its choosing to determine the fair market value of Shares in a currency other than Swiss francs or the fair market value of American Depositary Shares representing Shares in a currency other than U.S. dollars.

8. Payment of Purchase Price. Shares which are acquired pursuant to the exercise of all or any portion of a Purchase Right for a given Offering Period may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period. For purposes of the Plan, a Participant’s “Compensation” with respect to an Offering shall include all the amounts paid in cash and includable as “wages” subject to tax under the income tax laws of the Participant’s jurisdiction of residence; provided, however, that each Participant may make an election in his or her subscription agreement (prior to the beginning of the applicable Offering) to exclude commissions, bonuses and overtime from the definition of “Compensation.” Accordingly, “Compensation” may include, without limitation, base salaries, commissions, bonuses and overtime or may include only base salaries. Compensation shall not include reimbursements of expenses, allowances, or any amount deemed received without the actual transfer of cash or any amounts directly or indirectly paid pursuant to the Plan or any other share purchase or share option plan. The amount of Compensation to be withheld from a Participant’s Compensation during each pay period shall be determined by the Participant’s subscription agreement.

(a) Election to Decrease Withholding. During an Offering Period, a Participant may elect to decrease the amount withheld from his or her Compensation by filing an amended subscription agreement with the Company on or before the Change Notice Date. The “Change Notice Date” shall initially be the date fifteen (15) days prior to the end of the first pay period for which such election is to be effective; provided, however, that the Company may, from time to time, change such Change Notice Date. A Participant may not elect to increase the amount withheld from the Participant’s Compensation during an Offering Period.

(b) Limitations on Payroll Withholding. The amount of payroll withholding with respect to the Plan for any Participant during any pay period shall be at least one percent (1%) but shall not exceed ten percent (10%) of the Participant’s Compensation for such pay period. Amounts shall be withheld in whole percentages only.

(c) Payroll Withholding. Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the latest practicable day of the Offering Period, as determined by each Participating Company’s local human resources department (the “Latest Practicable Date”), unless sooner altered or terminated as provided in the Plan.

(d) Automatic Reductions. Notwithstanding anything to the contrary contained in the Plan, to the extent necessary to comply with paragraphs 4(b) and 9(b) hereof, a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions, if so decreased, shall recommence at the rate provided in such Participant’s subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the Participant at provided in paragraph 10 hereof.

(e) Participant Accounts. Individual accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation shall be credited to such account and shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

(f) No Interest Paid. Interest shall not be paid on sums withheld from a Participant’s Compensation.

(g) Exercise of Purchase Right. On the Purchase Date of each Offering Period, each Participant who has not withdrawn from the Offering or whose participation in the Offering has not terminated on or before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole Shares arrived at by dividing the total amount of the Participant’s accumulated payroll deductions for the Offering Period by the Offering Exercise Price. The foregoing notwithstanding, no Participant shall purchase more than 25,000 Shares with respect to any Offering Period. No Shares shall be purchased on behalf of a Participant whose participation in the Offering or the Plan has terminated on or before the date of such exercise.

(h) Return of Cash Balance. Any cash balance remaining in the Participant’s account that is attributable to a fractional share shall be retained by the Company and applied to the Participant’s account for the next Offering, provided that such balance shall, upon the written request of the Participant, be refunded to the Participant as soon as practical after the last day of the Offering Period. Any cash balance remaining in the Participant’s account that is not attributable to a fractional share shall be refunded to the Participant as soon as practical after the last day of the Offering Period.

(i) Withholding. At the time the Purchase Right is exercised, in whole or in part, or at the time some or all of the Shares are disposed of, the Participant shall comply with and make adequate provision for the tax withholding obligations of the Company, if any, which arise under applicable tax laws upon exercise of the Purchase Right and/or upon disposition of the Shares. The Company may, but shall not be obligated to, withhold from the Participant’s Compensation the amount necessary to meet such withholding obligations.

(j) Company Established Procedures. The Company may, from time to time, establish or change (i) a minimum required withholding amount for participation in any Offering, (ii) limitations on the frequency and/or number of changes in the amount withheld during an Offering, (iii) an exchange ratio applicable to amounts withheld in a currency other than Swiss francs, (iv) procedures through which stock of the Company may be deposited with a depositary and represented by American Depositary Shares (evidenced by American Depositary Receipts, where applicable), (v) payroll withholding in excess of or less than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of subscription agreements, (vi) the date(s) and manner by which the fair market value of the Shares is determined for purposes of the administration of the Plan, and/or (vii) such other limitations or procedures as deemed advisable by the Company in its sole discretion which are consistent with the Plan.

(k) Expiration of Purchase Right. Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which such Purchase Right relates shall expire immediately upon the end of such Offering Period.

9. Limitations on Purchase of Shares; Rights as a Shareholder.

(a) Allocation of Shares. In the event the number of Shares which might be purchased by all Participants in the Plan exceeds the number of Shares available in the Plan, the Company shall make a pro rata allocation of the remaining Shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable.

(b) Dollar Limit. Any other provision of the Plan notwithstanding, no Participant shall purchase Shares with a fair market value in excess of (i) $25,000 minus (ii) the fair market value of the Shares that the Participant previously purchased in the current calendar year (under this Plan and all other employee stock purchase plans of the Company and its Subsidiaries). For purposes of this subparagraph (b), the fair market value of Shares shall be determined in each case as of the beginning of the Offering Period in which such Shares are purchased. Employee stock purchase plans not described in Section 423 of the Code shall be disregarded. If a Participant is precluded by this subparagraph (b) from purchasing additional Shares under the Plan, then his or her employee contributions shall automatically be discontinued and shall automatically resume at the beginning of the first Offering Period ending in the next calendar year (if he or she then is an eligible employee).

(c) Rights as a Shareholder and Employee. Except as set forth herein, a Participant shall have no rights as a shareholder by virtue of the Participant’s participation in the Plan until the date of the issuance of a certificate or certificates in the Participant’s name pursuant to the exercise of the Participant’s Purchase Right. No adjustment shall be made for cash dividends or distributions or other rights for which the record date is prior to the Exercise Date. Nothing herein shall confer upon a Participant any right to continue in the employ of a Participating Company or interfere in any way with any right of a Participating Company to terminate the Participant’s employment at any time.

10. Withdrawal From the Plan. A Participant may withdraw from the Plan by signing a written notice of withdrawal on a form provided by the Company for such purpose and delivering such notice to the Company. In the event a Participant voluntarily elects to withdraw from the Plan, the Participant may not resume participation in the Plan during the same Offering Period, but may participate in any subsequent Offering under the Plan by again satisfying the requirements of paragraph 6 above. The Company may impose, from time to time, a requirement that the notice of withdrawal be on file with the Company for a reasonable period prior to the effectiveness of the Participant’s withdrawal from the Plan.

11. Termination of Employment. Termination of a Participant’s employment with the Participating Companies for any reason, including the failure of a Participant to remain an employee eligible to participate in the Plan, prior to the Latest Practicable Date shall terminate the Participant’s participation in the Plan and shall be treated as a withdrawal from the Plan. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by again satisfying the requirements of paragraphs 4 and 6 above. For purposes of the Plan, the employment relationship shall be treated as continuing intact (a) while the individual is on sick leave or other leave of absence approved by a Participating Company in writing or (b) upon a transfer between locations of a Participating Company or from one Participating Company to another.

In the case of a leave of absence approved by a Participating Company in writing, the employment relationship shall be treated as terminated on the latest of (a) the 120th day of such leave of absence, (b) the earliest date when employment may be considered terminated under applicable law or (c) the earliest date when employment may be considered terminated under a contract with the employee or, absent a contract, under the Participating Company’s leave of absence policy.

12. Repayment of Payroll Deductions. In the event a Participant’s interest in the Plan or any Offering therein is terminated for any reason, the balance held in the Participant’s account shall be returned as soon as practical after such termination to the Participant (or, in the case of the Participant’s death, to the Participant’s legal representative) and all of the Participant’s rights under the Plan shall terminate. Such account balance may not be applied to any other Offering under the Plan. No interest shall be paid on sums returned to a Participant pursuant to this paragraph 12.

13. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares available for issuance under the Plan, as well as the price per Share and the number of Shares covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of Shares effected without receipt of full consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of full consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to an option.

(b) Merger, Asset Sale or Liquidation. Any other provision of the Plan notwithstanding, immediately prior to the effective time of a Corporate Reorganization, the Offering Period then in progress shall terminate and Shares shall be purchased pursuant to Section 8, unless the Plan is continued or assumed by the surviving corporation or its parent corporation. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization. “Corporate Reorganization” shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets or (iii) the complete liquidation or dissolution of the Company.

14. Non-Transferability. A Purchase Right may not be transferred in any manner otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant.

15. Reports. Each Participant who exercised all or part of the Participant’s Purchase Right for an Offering Period shall receive as soon as practical after the last day of such Offering Period a report of such Participant’s account setting forth the total payroll deductions accumulated, the number of Shares purchased and the remaining cash balance to be refunded or retained in the Participant’s account pursuant to paragraph 8(h) above, if any.

16. Plan Term. This Plan is effective June 27, 1996 and shall continue until the earlier of: (i) the date the Plan is terminated by the Board or (ii) all of the Shares reserved for issuance under the Plan have been issued.

17. Restriction on Issuance of Shares. Notwithstanding any other provision of the Plan to the contrary, any Purchase Right granted pursuant to the Plan shall be subject to obtaining all necessary governmental approvals and/or qualifications of the issuance of the Purchase Right. The issuance of Shares pursuant to a Purchase Right shall be subject to compliance with all applicable requirements of applicable law with respect to such securities. The Purchase Right may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable securities laws or other law or regulations. As a condition to the exercise of the Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

18. Legends. The Company may at any time place legends or other identifying symbols referencing any applicable securities law restrictions and any provision convenient in the administration of the Plan on any or all of the certificates representing Shares issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to a Purchase Right in the possession of the Participant in order to effectuate the provisions of this paragraph.

19. Transfer Restrictions. The Company, in its sole and absolute discretion, may impose such restrictions on the transferability of the Shares purchasable upon the exercise of a Purchase Right as it deems appropriate and any such restriction shall be set forth in the respective subscription agreement and may be referred to on the certificate or certificates evidencing such Shares.

20. Termination or Amendment of the Plan. The Board, including any duly appointed committee of the Board, may terminate or amend the Plan at any time; provided, however, that (a) such termination shall not affect Purchase Rights previously granted under the Plan except as permitted by the Plan and (b) no amendment may adversely affect a Purchase Right previously granted under the Plan (except to the extent permitted by the Plan).

IN WITNESS WHEREOF, the undersigned President & CEO of the Company certifies that the foregoing Logitech International S.A. 1996 Employee Share Purchase Plan (U.S.) was duly adopted by the Board of Directors of the Company on the 24th day of April, 1996 under the original name of “Logitech International S.A. 1996 Employee Share Purchase Plan,” and amended from time to time thereafter, including an amendment on the 15th day of June, 2006 to, among other things, add the designation of “(U.S.)” at the end of the name of the Plan to reflect the adoption by the Board on the same day of the Logitech International S.A. 2006 Employee Share Purchase Plan (Non-U.S.).

/s/ GUERRINO DE LUCA
Guerrino De Luca
President and Chief Executive Officer

EXHIBIT A

Subsidiaries Excluded From the Plan

Effective June 15, 2006, all present or future Subsidiaries that are not incorporated in the United States of America.

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